Exhibit (a)(5)(i)

News Release

For Immediate Release

Contact Information:

Media:

Franklin Templeton

Lisa Tibbitts

+1 917-674-8060

Lisa.Tibbitts@franklintempleton.com

Clarion Partners Real Estate Income Fund Inc. Class S Shares (CPRSX), Class T Shares (CPRTX), Class D Shares (CPRDX) and Class I Shares (CPREX)

Announces Results of Tender Offer

New York, NY – October 20, 2020 – Clarion Partners Real Estate Income Fund Inc. (“CPREIF” or the “Fund”) announced today the results of its issuer tender offer for up to 5.0% of the Fund’s aggregate net asset value (“NAV”), or $2.50 million, at a price per share equal to the net asset value per share of each class of common stock (a “Share”), as of October 15, 2020, the date on which the tender offer expired (the “Expiration Date”).

A total of 2,196.628 Shares were duly tendered and not withdrawn, representing 0.04% of the Fund’s NAV. The purchase price of properly tendered Shares was $9.89, 9.88, $9.90 and $ 9.89 per Share for Class S Shares, Class T Shares, Class D Shares and Class I Shares, respectively, the respective net asset value per Share as of the close of the trading session on the New York Stock Exchange on the Expiration Date. The Fund expects to transmit payment to purchase the duly tendered and accepted Shares on or about October 19, 2020. Shares that were tendered but not accepted for payment, if applicable, and Shares that were not tendered will remain outstanding. The Fund intends, but is not obligated, to conduct quarterly tender offers for up to 5.0% of the aggregate NAV of its common stock then outstanding as of the applicable valuation date. Repurchases will be made at such times and on such terms as may be determined by the Fund’s Board of Directors, in its sole discretion. However, no assurance can be given that repurchases will occur or that any common stock properly tendered will be repurchased by the Fund.

Any questions about the tender offer should be directed to SS&C Technologies, Inc., the Information Agent for the tender offer, toll free at (844) 534-4627.

CPREIF is a non-diversified, closed-end management investment company that continuously offers its common stock. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, an indirect, wholly owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”) and is sub-advised by Clarion Partners, LLC, an indirect, majority-owned subsidiary of Franklin Resources and by Western Asset Management Company, LLC, an indirect wholly-owned subsidiary of Franklin Resources.

Data and commentary provided in this press release are for informational purposes only. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request. For more information on CPREIF, go to www.cpreif.com.

Brandywine Global • ClearBridge Investments • Clarion Partners • EnTrust Global • Martin Currie • QS Investors • RARE Infrastructure • Royce & Associates • Western Asset Management

News Release

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

About Clarion Partners

Clarion Partners, an SEC registered investment adviser with FCA-authorized and FINRA member affiliates, has been a leading U.S. real estate investment manager for more than 37 years. Headquartered in New York, the firm has offices in major markets throughout the U.S. and Europe. With approximately $57 billion in total assets under management, Clarion Partners offers a broad range of both debt and equity real estate strategies across the risk/return spectrum to its more than 350 domestic and international institutional investors. More information is available at www.clarionpartners.com.

About Western Asset Management

Western Asset Management is one of the world’s leading fixed-income managers. With a focus on long-term fundamental value investing that employs a top-down and bottom-up approach, the firm has nine offices around the globe and deep experience across the range of fixed-income sectors. Founded in 1971, Western Asset has been recognized for an approach emphasizing team management and intensive proprietary research, supported by robust risk management. To learn more about Western Asset, please visit www.westernasset.com.

About Franklin Templeton

Franklin Resources, Inc. (NYSE:BEN) is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, alternatives and custom multi-asset solutions. With offices in over 30 countries and 1,300 investment professionals, the California-based company has more than 70 years of investment experience and approximately $1.4 trillion in assets under management as of September 30, 2020. For more information, please visit franklintempleton.com

Category: Fund Announcement

Media Contact: Fund Investor Services-1-888-777-0102

Source: Franklin Resources, Inc.

Brandywine Global • ClearBridge Investments • Clarion Partners • EnTrust Global • Martin Currie • QS Investors • RARE Infrastructure • Royce & Associates • Western Asset Management